						Exhibit 99.1
18

TCF FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per-share data)
(Unaudited)

		Six Months Ended June 30,		Change
		2012	2011	$		%
	Interest income:
	Loans and leases	$414,750	$428,496	$(13,746)		(3.2)%
	Securities available for sale	24,928	40,068	(15,140)		(37.8)
	Investments and other	6,066	3,637	2,429		66.8	*
	Total interest income	445,744	472,201	(26,457)		(5.6)
	Interest expense:
	Deposits	19,258	23,434	(4,176)		(17.8)
	Borrowings	48,089	98,577	(50,488)		(51.2)
	Total interest expense	67,347	122,011	(54,664)		(44.8)
	Net interest income	378,397	350,190	28,207		8.1
	Provision for credit losses	102,648	89,279	13,369		15.0
	Net interest income after provision for
	credit losses	275,749	260,911	14,838		5.7
	Non-interest income:
	Fees and service charges	89,946	109,909	(19,963)		(18.2)
	Card revenue	26,737	54,803	(28,066)		(51.2)
	ATM revenue	12,475	13,796	(1,321)		(9.6)
	Subtotal	129,158	178,508	(49,350)		(27.6)
	Leasing and equipment finance	46,074	49,029	(2,955)		(6.0)
	Gains on sales of auto loans	7,746	-	7,746	*	N.M.	*
	Other	5,523	1,078	4,445	*	N.M.	*
	Fees and other revenue	188,501	228,615	(40,114)	*	(17.5)	*
	Gains (losses) on securities, net	89,727	(227)	89,954	*	N.M.	*
	Total non-interest income	278,228	228,388	49,840	*	21.8	*
	Non-interest expense:
	Compensation and employee benefits	193,754	178,439	15,315	*	8.6	*
	Occupancy and equipment	64,977	62,942	2,035	*	3.2	*
	FDIC insurance	14,855	14,737	118	*	0.8	*
	Advertising and marketing	8,021	6,639	1,382	*	20.8	*
	Deposit account premiums	7,661	9,364	(1,703)	*	(18.2)	*
	Other	74,252	71,633	2,619	*	3.7	*
	Subtotal	363,520	343,754	19,766	*	5.8	*
	Loss on termination of debt	550,735	-	550,735	*	N.M.	*
	Foreclosed real estate and repossessed assets, net	23,106	25,485	(2,379)	*	(9.3)	*
	Operating lease depreciation	13,148	15,787	(2,639)	*	(16.7)	*
	Other credit costs, net	1,188	3,044	(1,856)	*	(61.0)	*
	Total non-interest expense	951,697	388,070	563,627	*	145.2	*
	(Loss) income before income tax expense	(397,720)	101,229	(498,949)	*	N.M.	*
	Income tax (benefit) expense	(149,702)	37,858	(187,560)	*	N.M.	*
	(Loss) income after income tax expense	(248,018)	63,371	(311,389)	*	N.M.	*
	Income attributable to non-controlling interest	3,345	2,675	670	*	25.0	*
	Net (loss) income available to common stockholders	$(251,363)	$60,696	$(312,059)	*	N.M.	*
	Other comprehensive (loss) income:
	Reclassification adjustment for securities gains
	included in net income	(76,967)	-	(76,967)		N.M.
	Unrealized holding gains arising during the
	period on securities available for sale	12,100	10,014	2,086		20.8
	Foreign currency hedge	(136)	(600)	464		(77.3)
	Foreign currency translation adjustment	61	534	(473)		(88.6)
	Recognized postretirement actuarial service cost
	and transition obligation	(14)	2	(16)		N.M.
	Income tax benefit (expense)	23,833	(3,458)	27,291		N.M.
	Total other comprehensive (loss) income	(41,123)	6,492	(47,615)		N.M.
	Comprehensive (loss) income	$(292,486)	$67,188	$(359,674)		N.M.
	Net income per common share:
	Basic	$(1.58)	$.40	$(1.98)		N.M.
	Diluted	(1.58)	.40	(1.98)		N.M.

	Dividends declared per common share	$.10	$.10	$-		-

	Average common and common equivalent
	shares outstanding (in thousands):
	Basic	158,810	150,765	8,045		5.3
	Diluted	158,810	151,136	7,674	*	5.1

*	Updated to correct number originally reported in earnings release dated July 19, 2012.
N.M.	Not meaningful.